Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of April 29, 2024 (“Effective Date”) by and between OSI Systems, Inc., a Delaware corporation (the "Company"), and Alan Edrick ("Executive").

1.ENGAGEMENT AND DUTIES.

1.1Commencing upon the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive with the title and designation of Executive Vice President and Chief Financial Officer of the Company.  Executive shall report to the Company’s Chief Executive Officer.

1.2Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder and will not, without the prior consent of the Company, which consent will not be unreasonably withheld, render any material services to any other business concern.  Reasonable bases for the Company to withhold consent include, without limitation, unreasonable interference with, or other incompatibility with, Executive’s duties to the Company, so long as such bases are stated in writing by the Company.

1.3Except for routine travel incident to the business of the Company or the performance of his duties, Executive shall perform services hereunder primarily at the Company's offices in Hawthorne, California, or at such other place as Executive and the Company may from time to time agree.

2.TERM.  The Term of this Agreement shall commence as of the Effective Date and shall continue until the first anniversary of the Effective Date (“Initial Term”), unless sooner terminated as provided under Section 4, and shall automatically be extended for successive one (1) year periods (“Renewal Periods”), unless either party delivers notice of non-renewal to the other party at least thirty (30) days prior to the end of the Initial Term or any Renewal Period then in effect, or unless sooner terminated under Section 4. The Initial Term and any Renewal Period(s) shall collectively be referred to as the “Term”.  For purposes of this Agreement, the “Completion Date” shall be defined as the Executive’s actual final date of employment and shall coincide with the Executive’s “Separation from Service” as such term is defined in Section 8.13.

3.COMPENSATION.  During the Term of this Agreement the Executive shall be provided with the following Compensation:

3.1Base Salary.  Executive’s Base Salary shall be Five Hundred and Nineteen Thousand, One Hundred and Twenty Dollars ($519,120) per annum, less applicable withholdings (“Base Salary”).  The Base Salary shall be payable at such times and in such manner as the Company customarily pays other similarly situated executives but in no event less frequently than twice per month.  Executive’s Base Salary shall be reviewed annually.

3.2Equity Participation.

3.2.1To the extent that the Company or its Affiliates maintain one or more equity participation plans, Executive shall be eligible to participate in such plans; provided, however, that Executive’s participation in such equity participation plans, and the extent of any such participation, shall be at the Company’s sole discretion.

3.2.2Notwithstanding anything to the contrary herein, all stock options, equity awards and other incentive compensation awards and any special incentive bonuses to which the

Alan Edrick Amended and Restated Employment Agreement

parties mutually agree in writing (“Special Bonus Programs”) granted to Executive by the Company shall become fully vested and nonforfeitable upon a Change in Control (as defined herein).

3.3Bonuses.  Executive shall participate in the Company’s bonus pool and Executive’s bonus (if any) shall be determined and paid on the same or similar basis as the bonuses of other similarly-situated executives.  Each bonus payment shall be made in the calendar year that contains the last day of the fiscal year or performance year to which the bonus payment is attributable, no later than September 14th.

3.4Fringe Benefits.  Executive shall be entitled to participate in and receive benefits under any plan of the Company made available from time to time to any other similarly situated executive, provided he is otherwise eligible to participate.  Such benefits may include, without limitation, life insurance, disability insurance, medical/dental/vision insurance, and retirement benefits, including participation in the Company’s deferred compensation plan.  With respect to Executive’s life insurance benefits, the Company shall during the Term facilitate the purchase by Executive of an individual term life insurance policy on the life of Executive having a death benefit in the amount of no less than Two Million, Five Hundred Thousand Dollars ($2,500,000) (the “Policy”), and the reasonable premiums for such Policy shall be reimbursed to Executive by the Company during the period of time Executive is employed by the Company.  The Policy shall be owned by Executive or Executive’s permitted assigns.  It shall be the responsibility of Executive to apply for and obtain the Policy and the Company makes no representation or guarantee Executive will be eligible for any such life insurance coverage.  Upon termination of employment for any reason, the Company will have no further obligation to reimburse Executive for such premiums; however, Executive shall be entitled to continue such Policy at his own expense.

3.5Business Expenses/Car Allowance.  Company shall advance to or reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive as a result of Executive's services hereunder, in accordance with Company policy as established from time to time.  Company shall provide the Executive with the use of a Company car, subject to compliance with the Company policy regarding the provision of allowances and in-kind benefits referenced in Section 8.13.

3.6PTO.  Executive shall be entitled to paid time off in accordance with the Company’s policy applying to other similarly-situated executives, but in no event less than four (4) weeks of paid time off in each year during the Term.

3.7Relocation Package.  In the event of relocation, during the Term, of Executive’s principal office location more than 25 miles from its location as of the Effective Date (but not closer to the Executive’s principal residence), and, as a result thereof, Executive relocates his principal residence, the Company shall offer Executive a reasonable relocation package.

4.TERMINATION OF EMPLOYMENT.

4.1By the Company For Cause.  The Company may terminate Executive’s employment under this Agreement for “Cause" at any time upon notice to Executive.  As used in this Agreement “Cause" shall be defined as:  (a) Executive's admission or conviction of, or entering of a plea of nolo contendere as to any felony, or any lesser crime involving fraud, embezzlement or theft; (b) Executive’s failure to substantially perform his duties, which failure cannot be cured or is not cured within ten (10) business days after written notice from the Company, as long as Executive is not prevented from performing or curing by actions outside his control; or (c) Executive’s material breach of any provision of this Agreement, which breach

Alan Edrick Amended and Restated Employment Agreement

cannot be cured or is not cured within thirty (30) business days after written notice from the Company, as long as Executive is not prevented from performing or curing by actions outside his control.

4.2By the Company Other Than For Cause.  The Company may terminate the Executive’s employment under this Agreement at any time other than for Cause, for any of the following reasons, under the following terms:

4.2.1Death.  In the event of Executive’s death, this Agreement shall automatically terminate and all rights of Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease; provided, however, that Executive’s participation in the Company’s employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

4.2.2Disability.  The Company may, at its option, terminate the Executive’s employment upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for an aggregate period of one hundred eighty (180) days within any twelve-month period.  Upon such termination, all obligations of the Company hereunder shall cease; provided, however, that Executive’s participation in the Company’s employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

4.2.3Without Cause.  The Company may terminate Executive’s employment without Cause upon 30 calendar days’ written notice (“Notice Period”) to Executive.  The Company may elect whether or not Executive shall perform duties under this Agreement during all or a portion of the Notice Period but shall be required to pay Executive all wages and other compensation (including but not limited to continued vesting of any equity awards) as provided for in Section 3 until the end of the Notice Period (“Notice Period Compensation”).  Any decision by the Company not to renew this Agreement at any time during the Term, or to terminate this Agreement for any reason other than for Cause, death or disability, shall be treated as a termination without Cause.

4.3Termination By Executive.  Executive may terminate this Agreement at any time upon 30 calendar days’ notice (“Executive Notice Period”) to the Company, whether or not such termination is for Good Reason as described below.  The Company may elect whether or not Executive shall perform duties under this Agreement during all or a portion of the Executive Notice Period but shall be required to pay Executive all Notice Period Compensation as provided for in Section 3 until the end of the Executive Notice Period.

4.3.1Good Reason.  Executive may terminate this Agreement for “Good Reason,” which shall mean the occurrence of any of the following events, unless  Executive specifically agrees in writing that such event is not Good Reason provided that (x) Executive terminates this Agreement within six (6) months following the initial existence of one or more of the following events that occur without Executive’s consent and (y) Executive provides written notice to the Company of the existence of one or more of the following events within ninety (90) days of the initial existence of such event or events, the Company fails to remedy such event or events within thirty (30) days of receiving such notice, and termination is effective within sixty (60) days following the end of such cure period:

(a)Substantial Change in Duties.  Any substantial negative change in the nature and status of duties assigned to Executive such that Executive is given duties not commensurate with Executive’s title.  (For avoidance of doubt, duties may be changed to

Alan Edrick Amended and Restated Employment Agreement

comparable duties of similar importance and stature commensurate with the title of an Executive Vice President, without constituting Good Reason. Furthermore, changes in service or participation on the Company’s Board of Directors (“Board”) shall not constitute Good Reason.);

(b)Relocation.  Following a Change in Control, the relocation of Executive’s principal office location more than twenty-five (25) miles from its location as of the Effective Date (but not closer to Executive’s principal residence);

(c)Reduction in Salary.  Executive's Base Salary is reduced by more than ten percent (10%) of Executive’s initial Base Salary specified in Section 3.1. or, following a Change in Control, any reduction in Executive’s Base Salary (for avoidance of doubt, a reduction of less than 10% of Base Salary from Executive’s initial Base Salary prior to a Change in Control shall not be considered a breach of this Agreement);

(d)Material Breach.  Any material breach of the Agreement by the Company;

(e)Change in Title.  Any change in Executive’s titles such that Executive no longer holds the titles (and privileges commensurate with such titles) set forth in Section 1.1 and instead is given a title or privileges of less importance and stature;

(f)Change in Reporting Relationship.  Any change in the reporting relationship, such that Executive no longer reports to the Company’s Chief Executive Officer; and

(g)Change in Role.  In the event that, for whatever reason, the Company is no longer the parent entity in its organizational framework, such that Executive is no longer the Executive Vice President and Chief Financial Officer of the parent entity.

(h)Company No Longer Public. The Company’s stock is no longer publicly traded.

4.3.2Without Good Reason.  Executive may terminate this Agreement without Good Reason as defined herein.

4.4Payments Upon Termination. Upon expiration, non-renewal or termination of this Agreement for any reason by either party as described in this Section 4, Executive shall be entitled to receive payment of (a) any unpaid Base Salary through the Completion Date payable on such date; (b) any unused vacation and paid time off accrued through the Completion Date payable on such date; and (c) vested incentive compensation and applicable employee benefits to which Executive is entitled upon Separation from Service with the Company, payable in accordance with the terms of the plans or programs of the Company then in effect (a-c is referred to together as “Accrued Compensation”).  In addition to the above, and subject to Executive’s execution of a customary and reasonable release of liabilities in favor of the Company and its Affiliates, all of the following shall apply:

4.4.1Involuntary Termination. In the event of termination of Executive’s employment either by the Company without Cause pursuant to Section 4.2.3 or by Executive for Good Reason pursuant to Section 4.3.1, subject to the provisions of Section 4.4.2 below, Executive shall also be entitled to the following in addition to the Accrued Compensation above: (a) a single lump sum payable as provided in Section 4.4.5, equal to twenty-four (24) months of Base Salary at Executive’s then-current Base Salary (which shall be the Base Salary before any temporary reduction pursuant to Section 4.3.1(c) or otherwise), plus two (2) times the average of the highest three (3) annual bonuses paid by the Company to Executive over the five (5) calendar years preceding such termination; (b) continuation of Executive’s car usage or allowance

Alan Edrick Amended and Restated Employment Agreement

payments, as set forth in Section 3.5, for a period of six (6) months after Separation from Service, (c) a six thousand dollars ($6,000) allowance for outplacement services payable at the same time as the severance payment provided under 4.4.1(a), and (d) acceleration of vesting of all stock options, equity grants and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of the Completion Date) from the Company to Executive as follows: (i) grants vesting over time shall be fully vested on Separation from Service, (ii) grants vesting based on performance shall be accelerated and fully vested on Separation from Service at target performance levels without regard to whether the performance targets are met for such performance period, and (iii) the time to exercise nonqualified stock options shall be extended such that Executive’s right to exercise such stock options shall continue until the first anniversary of the Completion Date, but in no event later than the Expiration Date of the options, as defined under the stock option agreement covering such options.

4.4.2Change in Control. Within ninety (90) days prior to or twelve (12) months after a Change of Control, if there is either (A) a notice of termination of this Agreement by the Company without Cause pursuant to Section 4.2.3, or (B) a notice of termination of this Agreement by Executive for Good Reason pursuant to Section 4.3.1, and such notice under (A) or (B) results in a Separation from Service of the Executive, then:

(a)Executive shall receive the payments and benefits set forth in Section 4.4.1, provided, however, that incentive compensation, whether cash-based or equity-based, shall be calculated on the basis of maximum payment for individual, group and Company performance, as applicable. contemplated under each planin lieu of, and not in addition to, any amount Executive receives under Section 4.4.1(d).

(b)If a termination of this Agreement covered by this Section 4.4.2 is contingent upon a change in ownership or effective control of Company or a change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, a “280G Event”)), then Executive shall receive the greater on a net-after tax basis of: (i) the compensation and benefits otherwise payable under Section 4.4.2(a) , or (ii) the Alternative Payment (as defined below). For purposes of this Agreement, “Alternative Payment” means a lump sum payment made by Company to Executive as provided in Section 4.4.5, in immediately available funds in an amount equal to the product of 2.99 (or, if Code Section 280G(b)(2)(A)(ii) is amended providing for a multiple other than 3, then the multiple as amended, less 0.01) multiplied by Executive’s “base amount” (as defined in Code Section 280G(b)(3)); reduced by the value of acceleration of any equity, stock options and incentive compensation accelerated hereunder under Section 4.4.2(a) or the value of other payment contingent upon the 280G Event that is not described in Section 4.4.2(a) above, in each case as valued and determined under Code Section 280G and the regulations thereunder.  Payments to Executive upon termination of this Agreement under this Section  4.4.2 shall be subject to mitigation as provided in Treasury Regulations Section 1.280G-1 Q&A 42(c)(5).  The value (as determined under Code Section 280G and the regulations thereunder) of acceleration of vesting of equity, stock options and incentive compensation and any other amount granted by the Company to Executive shall be taken into account to the minimum extent necessary so as not to violate Treasury Regulations Section 1.280G-1 Q&A 42(c).  Rules governing the determination and calculation of the Alternative Payment are set forth in Exhibit A, which shall be enforceable as if set forth in this Agreement.  For the avoidance of doubt, it is the intention of the parties that the Alternative Payment in no event shall be subject to the 20% excise tax under Section 4999 of the Code (the “Excise Tax”).

Alan Edrick Amended and Restated Employment Agreement

4.4.3Definition of Change in Control. “Change in Control” means the occurrence of any of the following events during the Term of the Agreement:  (i) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company; (ii) a merger or consolidation of the Company and the Company is not the surviving entity; (iii) a reorganization or liquidation of the Company; (iv) a merger, consolidation, tender offer or any other transaction involving the Company if the equity holders of the Company immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction; (v) Deepak Chopra ceases to be Chief Executive Officer of the Company, unless his termination from employment with the Company is by reason of a voluntary termination; (vi) a change in the composition of the Company’s Board as a result of which fewer than a majority of the directors are Incumbent Directors; or (v) the consummation of any other transaction involving a significant issuance of the Company’s securities, or other material event, that the Company’s Board determines to be a Change in Control. The term “Incumbent Directors” shall mean directors who either: (A) are directors of the Company as of the Effective Date hereof; or (B) are nominated for election to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors ("Approved Successors") described in (A) above at the time of such nomination; or (C) are nominated for election to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors or their Approved Successors.  Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

4.4.4Benefit Continuation. Subject to the terms of the Company’s benefit plans, in the event of a termination of this Agreement by the Company without Cause pursuant to Section 4.2.3 or by Executive for Good Reason pursuant to Section 4.3.1, if at the Completion Date, the Executive was covered as an active employee under the Company’s group health plan(s), the Executive will be entitled to purchase continuation coverage under Company’s group health plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. Section 1161, et. seq. (“COBRA”) and applicable state law (“Continuation Coverage”) for himself and his dependents, if such dependents constitute “qualified beneficiaries” under COBRA, and the following provisions will apply thereto:

(a)The Company will pay the premiums for the Executive’s and, as applicable, his eligible dependents’ Continuation Coverage for coverage at the same level in which the Executive and, as applicable, his eligible dependents were enrolled as of the day before the Executive’s termination of employment for the period beginning on his termination from employment and ending on the last day of the twelfth calendar month after the Executive’s termination of employment (the “Continuation Period”).  For purposes of this Agreement, the amounts contributed by the Company for Continuation Coverage on behalf of the Executive and, as applicable, his eligible dependents, are referred to as the “Premium Payments.”

(b)In the event and on the date that the Executive becomes covered under another group health plan without any preexisting condition limitations or exclusions, the Company’s obligation to pay the premiums for Continuation Coverage will cease.  The Executive acknowledges that he is not entitled to the Premium Payments except as a contribution for Continuation Coverage and only as specifically provided herein.  The Executive will promptly notify the Company in writing if he becomes covered under another group health plan prior to the

Alan Edrick Amended and Restated Employment Agreement

end of the Continuation Period.

For the avoidance of doubt, the Company’s payment of the cost of BeniComp (or other healthcare expense reimbursement plan) for the Executive and his spouse and dependents with respect to the Company’s group medical coverage shall be treated as Premium Payments for purposes of this Section 4.4.4.

4.4.5Timing of Severance Payments. Unless otherwise specified herein, amounts payable upon termination of employment under this Section 4.4 shall be made in a single lump-sum cash payment, less appropriate deductions and withholding, within forty-five (45) days of the Executive’s “Separation from Service” as such term is defined in Section 8.13 and subject to the limitations thereof.  The Company’s liability for wages and benefits upon termination of this Agreement is limited to the obligations set forth herein. For avoidance of doubt, during the period of any severance benefits after the Completion Date, Executive shall not be entitled to any Company provided matching with respect to any 401(k) plan of the Company.  In the event of the acceleration of incentive compensation awards such as restricted stock units and stock appreciation rights (other than equity or stock options) in connection with a termination of Executive’s employment by the Company, the value of such accelerated incentive compensation shall be payable in accordance with this Section 4.4.5.

5.PROTECTION OF CONFIDENTIAL INFORMATION; NON-SOLICIT.

5.1Executive acknowledges that his work for the Company will bring him into close contact with many confidential affairs of the Company not readily available to the public, and hereby agrees that he will not at any time (both during the Term and thereafter) disclose to any person, including any legal entity (except the Company and its Affiliates), any Confidential Information, and will only use Confidential Information for the Company’s benefit; provided, however, that Executive may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, or if Executive receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency after giving prior notice to the Company so the Company can interpose any objection it may have.  “Confidential Information” includes but is not limited to information or documents Executive has access to during the Term which relate to the Company’s or its Affiliates’ or related entities’ operations, marketing, sales, or product development including, without limitation, records that are identified as, or that can reasonably be characterized as, confidential; employee names, duties and contact information; customer identities and lists, customer contacts, information about customer requirements and preferences; forecasts, budgets, and other financial information; plans, strategic, tactical or otherwise; data, computer programs, manuals, formulae, specifications, processes, methods, intangible rights and other similar items; provided that "Confidential Information" does not include information that at the time of disclosure has previously been made generally available to the public by any authorized action of the Company or is otherwise available to the public. "Affiliate" is a person or entity that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

5.2Executive acknowledges that Executive has been notified in accordance with the federal Defend Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either

Alan Edrick Amended and Restated Employment Agreement

directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.3Executive also acknowledges that nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.  Additionally, Executive’s confidentiality obligations set forth herein shall not be interpreted or applied in a manner that would conflict with Executive’s rights, if any, under the NLRA, as defined and further described in Section 8.5 below.

5.4Upon termination of this Agreement for any reason, Executive shall immediately return to the Company all Confidential Information in his possession, custody or control.

5.5Executive agrees that he will not, during the Term and for a period of eighteen (18) months thereafter, solicit, directly or indirectly, (other than by means of general publication or advertisement) any individual who was an executive, supervisor or manager of the Company as of the Completion Date, or within 90 days prior to the Completion Date, to terminate his/her employment with the Company.  Nothing herein shall prevent Executive from, at some point in the future, working for an entity which may also employ former employees of the Company.

6.GRANT OF RIGHTS.

6.1Executive hereby grants, transfers, conveys and assigns to the Company, its successors and assigns, all right, title, and interest in and to all work, materials and intellectual property of any and all forms constituting or otherwise relating to his performance of his duties hereunder, including the copyright, patent, trade secret rights, and all other right, title, and interest therein, and consisting of all source code, object code, documentation, flow charts, design documents, and record and file layouts relating thereto, and all trademarks, service marks, logos and trade dress associated therewith, and any discovery, concept or idea, whether or not patentable, made during such performance including, but not limited to, processes, methods, formulae and techniques, improvements thereof and know-how relating thereto (collectively, the “Property”). This exclusive conveyance shall include, but is not limited to, all rights to publish, reproduce, transmit, adapt, prepare derivative works, sell, or otherwise make use of the Property (including all subsequent additions, revisions, supplements to, and versions of the Property and derivatives, regardless of nature) throughout the world, in any form or medium and in any language, and to license or otherwise transfer to others the rights commensurate herewith in connection with the Property, to file copyright and patent applications in the United States and throughout the world for the Property in the name of the Company, its successors and assigns. Executive hereby agrees that the Company, it successors and assigns may act as attorney-in-fact to execute any document that the Company, its successors or assigns deem necessary to record this grant with the United States Copyright Office, the United States Patent and Trademark Office, or elsewhere. If requested, Executive agrees to execute any and all copyright, patent, or trade secret assignments, certificates, applications or documents requested by the Company, its successors and assigns related to the Property.  Executive's grant of rights in this Agreement is irrevocable and without right of rescission by Executive.

6.2In furtherance of, and not in contravention, limitation and/or in place of, the provisions of Section 6.1 above, Company hereby notifies Executive of California Labor Code Section 2870, which provides:

Alan Edrick Amended and Restated Employment Agreement

6.2.1“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

6.2.2(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

6.3Executive acknowledges that he has been notified by the Company of this law, and understands that this Agreement does not apply to Property which is otherwise fully protected under the provisions of said Labor Code Section 2870.  Therefore, Executive agrees to promptly disclose in writing to the Company all Property, whether or not Executive personally considers it patentable, which Executive alone, or with others, conceives or makes during his employment with Company or as is otherwise required and set forth under this Section 6.2.  Company shall hold said information in strict confidence to determine the applicability of California Labor Code Section 2870 to said Property and, to the extent said Section 2870 does not apply, Executive hereby assigns and agrees to assign all his right, title and interest in and to the Property which relates to business of the Company and Executive agrees not to disclose any of such Property to others without the prior written express consent of Company.  Executive agrees to notify Company in writing prior to making any disclosure or performing any work during the term of his employment with Company which may conflict with any proprietary rights or technical know-how claimed by Executive as his property.  In the event Executive fails to give Company notice of such conflict, Executive agrees that Executive shall have no further right or claim with respect to any such conflicting proprietary rights or technical know-how.

7.EQUITABLE REMEDIES.  The parties hereto intend that the covenants contained in Sections 5 and 6 shall be enforced to the fullest extent permissible under the laws of the State of California.  Executive acknowledges and agrees that his breach of any provision of Sections 5 and 6 will result in irreparable harm and injury to the Company, and further acknowledges and agrees that in the event of any such breach it would be extremely difficult to fix or assess actual damages resulting therefrom.  In addition to any other remedy that may be available to the Company at law or in equity, the Company shall be entitled, from any court of competent jurisdiction, to a decree of specific performance and to a temporary and permanent injunction enjoining and restricting the breach, or a threatened breach, by Executive of any such provision of this Agreement.

8.MISCELLANEOUS.

8.1Entire Agreement.  This Agreement and the plans and policies referenced herein constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.  The rule that a contract is construed against the party

Alan Edrick Amended and Restated Employment Agreement

drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof.

8.2Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3Successors and Assigns.  Except as provided herein, this Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, and permitted successors and assigns.

8.4Notices.  All notices required under this Agreement shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery, or by facsimile.  Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) five days after deposit in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon confirmation of delivery by the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (as confirmed in writing), provided a copy is mailed within 24 hours after such transmission.  Notices to the Company shall be delivered to the Company’s then-current principal offices, to the attention of the Chief Executive Officer.  Notices to the Executive shall be delivered to the address (or facsimile number, if any) provided to the Company by the Executive as his principal residence, or such other address or facsimile number as Executive may designate by written notice.

8.5NLRA Compliance.  All terms of this Agreement shall be interpreted and applied in a manner that complies with the National Labor Relations Act (“NLRA”), including without limitation, Section 7 thereof.  Thus, to the extent Executive is covered by the NLRA, no provision of this Agreement, notwithstanding the language thereof, shall prohibit Executive, alone or with other Company employees, from (i) filing unfair labor practice charges; (ii) assisting others who are filing such charges; (iii) cooperating with the investigative process of National Labor Relations Board (the “NLRB) and other government agencies; (iv) self-organizing, forming, joining or assisting labor organizations; (v) bargaining collectively through representatives of their own choosing; (vi) discussing wages, hours, working conditions, other labor policies, or unionism for the purpose of collective bargaining or other mutual aid or protection; (vii) taking or posting pictures or videos of employees engaged in such activities or other activities involving collective bargaining or other mutual aid or protection; (viii) taking other action with one or more co-workers to improve working conditions by, among other means, raising work-related complaints directly with the Company or with a government agency, or seeking help from a union; or (ix) choosing not to engage in any of the foregoing activities.

8.6Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California.

8.7Venue.  The Parties (i) agree that any dispute between the Parties, including, without limitation, any dispute concerning or arising out of this Agreement or Executive’s employment hereunder (or termination thereof) that is not subject to the arbitration provisions of Section 8.15 shall be litigated exclusively in an appropriate state or federal court in or closest to Los Angeles, California; (ii) hereby consent, and waive any objection, to the jurisdiction of any such court; (iii) agree that service of process in any such litigation may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at Executive’s or the Company’s address as provided herein; and (v) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of California.

Alan Edrick Amended and Restated Employment Agreement

8.8Severability.  If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court or arbitrator of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, and any provision which is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

8.9Headings.  Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way, define, limit, extend or describe the scope of this Agreement or any provision thereof.  No provision in this Agreement is to be interpreted for or against either party because that party or its legal representative drafted such provision.

8.10Further Assurances.  Each party agrees to execute and acknowledge such other instruments as may be reasonably necessary to effect the transactions contemplated herein.

8.11Remedies Cumulative.  All remedies shall be cumulative and pursuit of any one shall not waive any other.

8.12Waiver.  No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of the Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

8.13Application of Section 409A.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”).  This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A).  Unless otherwise expressly provided, any payment of compensation by the Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A).  For purposes of this Agreement, “Separation from Service” shall have the meaning given to such term under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A.  To the extent that any severance payments come within the definition of “short term deferrals” or “involuntary severance” under Section 409A, such amounts shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements.  All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A.  No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A.  Any payments to which Section 409A applies which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as Separation from Service) occurs shall commence payment only in the calendar year in which the release revocation period ends if necessary to comply with Section 409A. In the event that Executive is determined to be a “key

Alan Edrick Amended and Restated Employment Agreement

employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon Separation from Service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Executive’s death, if required and consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules to the extent necessary to comply with Section 409A: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

8.14Attorneys Fees.  Should any litigation or arbitration occur between the parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs in connection with such litigation, including reasonable attorneys’ fees, unless otherwise prohibited by statute or other applicable law, up to but not to exceed one hundred and fifty thousand dollars ($150,000) which shall be due and payable no later than sixty (60) days following the date such judgment is entered.  Any judgment shall include an attorneys’ fees clause that shall entitle the judgment creditor to recover attorneys’ fees incurred to enforce a judgment on this Agreement, which attorneys’ fees shall be an element of post-judgment costs.  In addition to the recovery of the fee provision above, if any party incurs costs in collecting any amounts due and payable under this Agreement, the collecting party shall be entitled to recover from the paying party the full amount of all such costs (limited only by reasonability) and such costs shall be added to, and made part of, the principal amount due and owing.

8.15Arbitration.

8.15.1Any claim, dispute, or controversy between the Executive and the Company (which, for this purpose, shall include including any of the Company’s partners, affiliated companies, successors, assigns, owners, directors, officers, shareholders, employees, managers, members and agents), including without limitation, those arising out of or relating to this Agreement, Executive’s employment with the Company or the termination thereof shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act (“FAA”).  Notwithstanding the foregoing, the following shall not be subject to mandatory arbitration pursuant to this provision: (i) applications by any Party for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance compensation benefits; (iv) to the extent required by law, administrative claims or charges before applicable federal and state administrative agencies (such as the Equal Employment Opportunity Commission or comparable state agency, and any unfair labor charge which is to be brought under the NLRA); and (v) claims that may not be subject to pre-dispute mandatory arbitration agreements, such as claims for sexual harassment or sexual assault to the extent Executive determines that Executive would prefer to proceed in a court of law.  Further, notwithstanding anything herein to the contrary, to

Alan Edrick Amended and Restated Employment Agreement

the extent permitted by applicable law and applicable JAMS rules and standards without invalidating this arbitration provision, either Party shall be entitled to a court action for temporary equitable relief in accordance with Section 8.6.

8.15.2To the maximum extent permitted by applicable law, the Parties agree that any claim each brings may not be initiated, maintained, heard or determined on a class action, collective action, or representative action basis either in court or in arbitration, and that each is not entitled to serve or participate as a class, collective or representative action member or representative or to receive any recovery from a class, collective or representative action involving a claim against the other Party either in court or in arbitration.  Any claim brought by one Party may not be joined or consolidated with any other claim that does not involve precisely the same parties.  If a Party is included within any class action, collective action, or representative action in court or in arbitration involving a claim against the other Party, such Party will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be.  Insofar as any claim between the Parties is permitted to proceed on a class action, collective action, or representative action basis, notwithstanding this Section, it must do so in court pursuant to Section 8.6.

8.15.3The arbitration process shall be confidential and private and administered by JAMS pursuant to its Employment Arbitration Rules & Procedures in effect at the time the dispute is submitted (the “Arbitration Rules”), which can be found at http://www.jamsadr.com, a copy of which will be provided to Executive upon Executive’s request.  Claims must be submitted to JAMS for arbitration in accordance with the Arbitration Rules for commencing an arbitration, and within the applicable statute of limitations. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence or nature of any claim or defense; any documents, correspondence, pleadings, briefing, exhibits, arguments, testimony, evidence, or information exchanged or presented in connection with any claim or defense; or any rulings, decisions, or results of any claim or defense (collectively, “Arbitration Materials”) to any third party, with the sole exception of Executive’s legal counsel, whom Executive shall ensure complies with these confidentiality terms, and the arbitrator. The Parties may file and the arbitrator shall hear and decide at any point in the proceedings any motion permitted by the Federal Rules of Civil Procedure, including but not limited to motions to compel discovery, motions for protective orders, motions to dismiss, motions for summary judgment, and motions in limine.  In addition, the arbitration shall be subject to the same burdens of proof and statutes of limitations as if the claim at issue was being heard in the federal or state court provided by Section 8.6 above.  The arbitration proceedings will be held before a single, neutral arbitrator in or close to Los Angeles County, California.  The fees of the arbitrator and all other costs that are unique to the arbitration process shall be paid by the Company to the extent required by law. Each party shall be solely responsible for paying his/her/its own costs for the arbitration, including, but not limited to attorneys’ fees.  The arbitrator shall have the authority to award any damages or relief authorized by law, except the arbitrator shall have no authority to award any punitive or exemplary damages and the Parties waive, to the full extent permitted by law, any right to recover such damages in such arbitration. The award of the arbitrator shall be in writing and shall contain the arbitrator’s factual findings, legal conclusions and reasons for the award.  The award may be entered as a judgment in any court with jurisdiction over either Executive or the Company.  Either Party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award.  However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.  The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding,

Alan Edrick Amended and Restated Employment Agreement

agree to use their reasonable best efforts to file any court proceeding permitted herein and all Confidential Information (and all documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.  To the extent any of the terms, conditions or requirements of this Agreement conflict with the Arbitration Rules, the terms, conditions or requirements of this Agreement shall govern.

8.15.4Notwithstanding any provision of the Arbitration Rules to the contrary, any issue concerning the validity or enforceability of any of the class action, collective action, and representative action waivers contained in this Agreement (“Waivers”) shall be governed by and determined under and in accordance with the FAA and shall be decided by a court of competent jurisdiction pursuant to Section 8.7.  Any issue concerning arbitrability of a particular issue or claim pursuant to this Agreement (except for issues concerning the validity or enforceability of any of the Waivers) must be resolved by the arbitrator, not the court.  The Parties understand that by agreeing to arbitration, they are giving up their right to a trial in a court of law.

8.16Clawback Policy.  Notwithstanding anything contained herein or in any incentive compensation plan, program or arrangement sponsored by the Company, all incentive or performance based compensation shall be subject to reduction or repayment by reason of a restatement of the Company’s financial statements if and to the extent such reduction or repayment is required by any applicable law or the Company’s policy regarding clawbacks.

8.17Limitation on Remedies.  Executive acknowledges and agrees that this Agreement is being executed voluntarily, knowingly and without duress.  Executive’s exclusive remedy against the Company in the event the Company materially breaches this Agreement shall be to invoke the provisions of Section 4.3.1 and Section 4.4 hereof.  If Executive brings a claim based on breach of the Company’s obligation to provide any of the benefits and compensation promised to him in this Agreement, and it is determined that the Company breached such obligation, the amount of any award to Executive shall not exceed the amounts provided under Section 4.4 and, except as specifically provided in Sections 4.4.2 and 8.13, shall not be reduced by alternative income or benefits he receives before or after his separation from the Company, nor shall he otherwise be required to mitigate his damages based on breach of this Agreement.

Alan Edrick Amended and Restated Employment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the date first set forth above.

EXECUTIVE
/s/ Alan Edrick
Alan Edrick

OSI SYSTEMS, INC.
/s/ Deepak Chopra
By: Deepak Chopra, CEO

EXHIBIT A

TO THE EXECUTIVE EMPLOYMENT AGREEMENT

SECTION 280G RULES

1.

The following rules shall apply for purposes of determining the amounts payable under Section 4.4.2(b) of the Agreement.  For the avoidance of doubt, in the event there is a conflict between the terms of any agreement relating to payments of amount payable in the event of a 280G Event (including, but not limited to any equity, stock options and incentive compensation agreements) and this Agreement, the terms of the Agreement (including this Exhibit A) shall prevail.

2.

Whether the payment under Section 4.4.2(b)(1) is greater than the amount of the Alternative Payment under Section 4.2.2(b)(2) shall be determined on a net after-tax basis after taking into account the Excise Tax, if any, on the amounts described in Section 4.4.2(b)(1) and the amount of all applicable federal, state and local income and employment taxes that would be payable by the Executive with respect to amounts described in Section 4.2.2 calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing).

3.

All determinations under Section 4.4.2(b) of the Agreement and this Exhibit A will be made by an accounting firm or law firm that is selected for this purpose by the Company prior to a 280G Event  (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under Section 4.4.2(b) of this Agreement and this Exhibit A and detailed supporting calculations to both the Executive and the Company as soon as reasonably practicable.

4.

If the 280G Firm determines that the Alternative Payment is to be made under Section 4.4.2(b)(2) and one or more reductions are required under it to avoid the Excise Tax, the 280G Firm shall also determine which payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Executive. The 280G Firm shall make reductions required under Section 4.4.2(b) of this Agreement in a manner that maximizes the net after-tax amount payable to the Executive.

5.

As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under Section 4.4.2(b)(2) of this Agreement, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company the Overpayment. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

6.

The Executive will provide the 280G Firm access to, and copies of, any books, records, and documents in the Executive’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 4.4.2(b) of the Agreement and this Exhibit A.